The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT

Subject To Completion, dated December 12, 2025

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-282565

(To Product Supplement No. WF-1 dated November 8, 2024,

Prospectus Supplement dated November 8, 2024

and Prospectus dated November 8, 2024)

The Bank of Nova Scotia Senior Note Program, Series A Equity Linked Securities
Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

■Linked to the common stock of Tesla, Inc. (the “Underlying Stock”)

■Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity will depend, in each case, on the stock closing price of the Underlying Stock on the relevant calculation day.

■Fixed Coupon. The securities will pay a fixed coupon payment on a monthly basis until the earlier of stated maturity or automatic call. The coupon rate will be determined on the pricing date and will be at least 15.25% per annum

■Automatic Call. If the stock closing price of the Underlying Stock on any of the monthly calculation days from June 2026 to November 2026, inclusive, is greater than or equal to the starting price, the securities will be automatically called for the face amount plus a final fixed coupon payment

■Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive, in addition to the fixed coupon, the face amount at stated maturity if, and only if, the stock closing price of the Underlying Stock on the final calculation day is greater than or equal to the downside threshold price. If the stock closing price of the Underlying Stock on the final calculation day is less than the downside threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities. The downside threshold price for the Underlying Stock is equal to 60% of the starting price

■If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the Underlying Stock from the starting price if the stock closing price on the final calculation day is less than the downside threshold price, but you will not participate in any appreciation of the Underlying Stock and will not receive any dividends

■All payments on the securities are subject to the credit risk of The Bank of Nova Scotia (the “Bank”)

■No exchange listing; designed to be held to maturity

If the securities priced today, the estimated value of the securities as determined by the Bank would be between $948.48 (94.848%) and $978.48 (97.848%) per security. See “The Bank's Estimated Value of the Securities” in this pricing supplement for additional information.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page P-10 herein and “Risk Factors” beginning on page PS-3 of the accompanying product supplement, beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

Scotia Capital (USA) Inc., our affiliate, will purchase the securities from the Bank for distribution to other registered broker dealers including Wells Fargo Securities, LLC (“WFS”) or will offer the securities directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in securities after their initial sale. If you are buying securities from Scotia Capital (USA) Inc. or another of its affiliates or agents, the final pricing supplement to which this pricing supplement relates may be used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities are senior unsecured debt obligations of the Bank, and, accordingly, all payments are subject to credit risk. The securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to The Bank of Nova Scotia(2)
Per Security	$1,000.00	$18.25	$981.75
Total

(1) Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate face amount of the securities and as part of the distribution, will sell the securities to WFS at a discount of up to $18.25 (1.825%) per security. WFS may provide selected dealers, which may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $10.00 (1.00%) per security, and WFA may receive a distribution expense fee of $0.75 (0.075%) per security for securities sold by WFA. In respect of certain securities sold in this offering, we may pay a fee of up to $1.00 (0.10%) per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. See “Terms of the Securities—Agents” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for additional information.

(2) Excludes any profits from hedging. For additional considerations relating to hedging activities see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Scotia Capital (USA) Inc. Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Terms of the Securities

Issuer:	The Bank of Nova Scotia (the “Bank”).
Market Measure:	Common stock of Tesla, Inc. (the “Underlying Stock”).
Pricing Date*:	December 30, 2025.
Issue Date*:	January 5, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Fixed Coupon Payment:

On each coupon payment date, you will receive a fixed coupon payment at a per annum rate equal to the coupon rate. Each “fixed coupon payment” will be calculated per security as follows: ($1,000 × coupon rate) / 12. Any coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

Coupon Payment Dates:

January 29, 2026, February 27, 2026, March 27, 2026, April 29, 2026, May 29, 2026, June 29, 2026, July 29, 2026, August 27, 2026, September 29, 2026, October 29, 2026, November 30, 2026 and the Stated Maturity Date (or if any such day is not a business day, the next following business day, provided that if any calculation day is postponed then the coupon payment date following any such calculation day will be postponed as described in “—Market Disruption Events and Postponement Provisions” below).

Coupon Rate:	The “coupon rate” will be determined on the pricing date and will be at least 15.25% per annum.
Automatic Call:

If the stock closing price of the Underlying Stock on any of the calculation days from June 2026 to November 2026, inclusive, is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final fixed coupon payment.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Calculation Days*:

Monthly, on the 24th day of each month, commencing in June 2026 and ending in December 2026, each subject to postponement as described below under “—Market Disruption Events and Postponement Provisions.” We refer to the calculation day scheduled to occur in December 2026 (expected to be December 24, 2026) as the “final calculation day.”

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Call Settlement Date:

The coupon payment date immediately following the applicable calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).

Stated Maturity Date*:	December 30, 2026, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.
Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to the final fixed coupon payment). The “maturity payment amount” per security will equal:

• if the ending price is greater than or equal to the downside threshold price: $1,000; or

• if the ending price is less than the downside threshold price:

$1,000 × performance factor

If the securities are not automatically called prior to stated maturity and the ending price is less than the downside threshold price, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any positive return on the securities will be limited to the sum of your fixed coupon payments received, which will depend on whether (and, if so, when) the securities are automatically called. You will not participate in any appreciation of the Underlying Stock, but you will have full downside exposure to the Underlying Stock if the ending price is less than the downside threshold price.

Performance Factor:	The ending price divided by the starting price (expressed as a percentage).
Stock Closing Price:

Stock closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement.

Starting Price:	$ , the stock closing price of the Underlying Stock on the pricing date.
Ending Price:	The “ending price” will be the stock closing price of the Underlying Stock on the final calculation day.
Downside Threshold Price:	$ , which is equal to 60% of the starting price.
Market Disruption Events and Postponement Provisions:

Each calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Material Tax Consequences:

For a discussion of Canadian income tax considerations to a holder of owning the securities, see “Canadian Income Tax Consequences” herein. For a discussion of United States federal income tax considerations to a holder's ownership and disposition of the securities, see “U.S. Federal Income Tax Consequences” herein.

Tax Redemption:

The Bank (or its successor) may redeem the securities, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the securities. See “Tax Redemption” in the accompanying product supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Agents:

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

Scotia Capital (USA) Inc. or one of our affiliates will purchase the aggregate face amount of the securities and as part of the distribution, will sell the securities to WFS at a discount of up to $18.25 (1.825%) per security. WFS may provide selected dealers, which may include WFA, with a selling concession of up to $10.00 (1.00%) per security, and WFA may receive a distribution expense fee of $0.75 (0.075%) per security for securities sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See also “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The price at which you purchase the securities includes costs that the Bank, the Agents or their respective affiliates expect to incur and profits that the Bank, the Agents or their respective affiliates expect to realize in connection with hedging activities related to the securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the securities. As a result, you may experience an immediate and substantial decline in the market value of your securities on the pricing date. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Offering Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Status:

The securities will constitute direct, senior, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, senior, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.

Listing:	The securities will not be listed on any securities exchange or automated quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	The Depository Trust Company
Canadian Bail-in:	The securities are not bail-inable debt securities under the CDIC Act
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	06419HJP0 / US06419HJP01

* To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with product supplement No. WF-1 dated November 8, 2024, the prospectus supplement dated November 8, 2024 and the prospectus dated November 8, 2024 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus. In the event of any conflict, this pricing supplement will control. The securities may vary from the terms described in the accompanying product supplement, prospectus supplement and prospectus in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

• Product Supplement No. WF-1 dated November 8, 2024:

 http://www.sec.gov/Archives/edgar/data/9631/000183988224038307/bns_424b2-21316.htm

• Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

• Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Estimated Value of the Securities

The Bank's estimated value of the securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The Bank's estimated value does not represent a minimum price at which the Bank would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the securities is derived from the Bank's internal pricing model. This model is dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank's estimated value of the securities is determined when the terms of the securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Bank’s Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others’ Estimates.”

The Bank's estimated value of the securities will be lower than the original offering price of the securities because costs associated with selling, structuring and hedging the securities are included in the original offering price of the securities . These costs include the selling commissions paid to the Agents and other affiliated or unaffiliated dealers, the projected profits that we or our hedge provider expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your securities. We pay to such hedge provider amounts based on, but at a discount to, what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, such hedge provider pays to us the amount we owe under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Bank’s Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities” in this pricing supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

●seek an investment with fixed coupon payments at a rate of at least 15.25% per annum (to be determined on the pricing date) until the earlier of stated maturity or automatic call;

●understand that if the ending price has declined by more than 40% from the starting price, they will be fully exposed to the decline in the Underlying Stock from the starting price and will lose more than 40%, and possibly all, of the face amount at stated maturity;

●understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be as short as approximately six months;

●understand and are willing to accept the full downside risks of the Underlying Stock;

●are willing to forgo participation in any appreciation of the Underlying Stock and dividends on the Underlying Stock; and

●are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

●seek a liquid investment or are unable or unwilling to hold the securities to maturity;

●require full payment of the face amount of the securities at stated maturity;

●seek a security with a fixed term;

●are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

●are unwilling to accept the risk that the stock closing price of the Underlying Stock on the final calculation day may decline by more than 40% from the starting price;

●seek exposure to the upside performance of the Underlying Stock;

●are unwilling to accept the risk of exposure to the Underlying Stock;

●are unwilling to accept the credit risk of the Bank; or

●prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlying Stock, please see the section titled “The Underlying Stock” below.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Determining Payment at Maturity

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to the final fixed coupon payment) a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final fixed coupon payment) for a range of hypothetical performances of the Underlying Stock on the final calculation day from the starting price to the ending price, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the fixed coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to stated maturity.

60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
Security Return at Maturity
40% contingent downside protection
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60%
Return of Underlying Stock at Maturity
Hypothetical Return of Underlying Stock
Hypothetical Security Return

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending price.

If the ending price is less than the downside threshold price, the maturity payment amount will be reduced by an amount equal to the decline in the price of the Underlying Stock from the starting price (expressed as a percentage of the starting price). The downside threshold price for the Underlying Stock is 60% of the starting price. For example, if the securities are not automatically called and the Underlying Stock on the final calculation day has declined by 40.1% from the starting price to the ending price, you will not receive any benefit of the contingent downside protection feature and you will lose 40.1% of the face amount. As a result, you will not receive any protection if the price of the Underlying Stock on the final calculation day declines significantly and you may lose some, and possibly all, of the face amount at stated maturity, even if the price of the Underlying Stock is greater than or equal to the starting price or the downside threshold price at certain times during the term of the securities.

You May Be Fully Exposed To The Decline In The Underlying Stock On The Final Calculation Day From The Starting Price, But Will Not Participate In Any Positive Performance Of The Underlying Stock.

Even though you will be fully exposed to a decline in the price of the Underlying Stock on the final calculation day if the ending price is below the downside threshold price, you will not participate in any increase in the price of the Underlying Stock over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the fixed coupon payments you receive. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the price of the Underlying Stock.

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer fixed coupon payments at a higher rate than the fixed rate we would pay on conventional debt securities of the same maturity. These higher fixed coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underlying Stock affects this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the price of the Underlying Stock, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlying Stock as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the stock closing price of the Underlying Stock will be less than the downside threshold price on the final calculation day such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose a substantial portion, and possibly all, of the face amount at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced to as short as approximately six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

Your Investment Is Subject To The Credit Risk Of The Bank.

The securities are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, product supplement and prospectus supplement, the securities will rank on a parity with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including the maturity payment amount, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the securities and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities. If you sell the securities prior to maturity, you may receive substantially less than the face amount of your securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original offering price, since secondary market prices are likely to exclude discounts and underwriting commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original offering price. The cost of hedging includes the projected profit that we or our hedge provider may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. The profits also include an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your securities. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. or WFS as a result of dealer discounts, mark-ups or other transaction costs.

WFS has advised us that if it or any of its affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by WFS or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in the original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it or any of its affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. If you hold the securities through an account at WFS or any of its affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement.

The Bank’s Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

The Bank's estimated value is only an estimate using several factors. The original offering price of the securities will exceed the Bank's estimated value because costs associated with selling and structuring the securities, as well as hedging the securities, are included in the original offering price of the securities. These costs include the selling commissions and the estimated cost of using a third party hedge provider to hedge our obligations under the securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.

The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

The Bank's estimated value of the securities is determined by reference to the Bank's internal pricing models when the terms of the securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and the Bank's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors as well as an estimate of the difference between the amounts we or our hedge provider pay and receive in a hedging transaction with our affiliate and/or an affiliate of WFS in connection with your securities. Different pricing models and assumptions could provide valuations for securities that are greater than or less than the Bank's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which the Bank would be willing to buy securities from you in secondary market transactions. See “The Bank's Estimated Value of the Securities” in this pricing supplement.

The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate used in the determination of the Bank's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “The Bank's Estimated Value of the Securities” in this pricing supplement.

If The Price Of The Underlying Stock Changes, The Market Value Of Your Securities May Not Change In The Same Manner.

Your securities may trade quite differently from the performance of the Underlying Stock. Changes in the price of the Underlying Stock may not result in a comparable change in the market value of your securities. We discuss some of the reasons for this disparity under “ — The Price at Which the Securities May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” herein.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the securities may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Underlying Stock over the full term of the security, (ii) volatility of the price of the Underlying Stock and the market's perception of future volatility of the price of the Underlying Stock, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the Underlying Stock and (vi) time remaining to maturity. In particular, because the provisions of the securities relating to the automatic call feature and the maturity payment amount behave like options, the value of the security will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated price of the Underlying Stock and other relevant factors, the market value of the securities may decrease and you may receive substantially less than 100.00% of the original offering price if you sell your securities prior to maturity.

The Securities Lack Liquidity.

The securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the securities. Scotia Capital (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. is willing to purchase the securities from you. If at any time Scotia Capital (USA) Inc. was not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Risks Relating To The Underlying Stock

The Securities Will Be Subject To Single Stock Risk.

The price of the Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer (the “Underlying Stock Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic, political and other conditions.

Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlying Stock And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

●Investing In The Securities Is Not The Same As Investing In The Underlying Stock. Investing in the securities is not equivalent to investing in the Underlying Stock. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlying Stock for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlying Stock. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlying Stock would have.

●Historical Prices Of The Underlying Stock Should Not Be Taken As An Indication Of The Future Performance Of The Underlying Stock During The Term Of The Securities.

●The Securities May Become Linked To The Common Stock Of A Company Other Than An Original Underlying Stock Issuer.

●We, The Agents And Our Respective Affiliates Cannot Control Actions By An Underlying Stock Issuer.

●We, The Agents And Our Respective Affiliates Have No Affiliation With Any Underlying Stock Issuer And Have Not Independently Verified Their Public Disclosure Of Information.

●You Have Limited Anti-dilution Protection.

Risks Relating To Hedging Activities And Conflicts Of Interest

A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

If any dealer participating in the distribution of the securities (referred to as a “participating dealer”) or any of its affiliates conducts hedging activities for us in connection with the securities, that participating dealer or its affiliate will expect to realize a projected profit from such hedging activities. If a participating dealer receives a concession and/or any distribution expense fee for the sale of the securities to you, this projected profit will be in addition to the concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

A Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

A calculation day (including the final calculation day) will be postponed if the applicable originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs with respect to a calculation day other than the final calculation day, then the related coupon payment date or call settlement date, as applicable, will be the business day that follows such postponed calculation day by a number of business days equal to the number of business days between the originally scheduled calculation day and the originally scheduled coupon payment date or call settlement date, as applicable. If such a postponement occurs with respect to the final calculation day, the stated maturity date will be the later of (i) the initial stated maturity date and (ii) three business days after the last final calculation day as postponed.

Risks Relating to Canadian and U.S. Federal Income Taxation

The Tax Consequences Of An Investment In The Securities Are Unclear.

Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in this pricing supplement.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final fixed coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal the coupon payments received prior to the call settlement date and the fixed coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final fixed coupon payment). The performance factor is the ending price expressed as a percentage of the starting price (i.e., the ending price divided by the starting price).

Hypothetical performance factor	Hypothetical maturity payment amount per security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.00%	$590.00
50.00%	$500.00
25.00%	$250.00
0.00%	$0.00

The above figures do not take into account fixed coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the fixed coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to stated maturity, the actual amount you will receive at stated maturity will depend on the actual ending price.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to stated maturity and assuming the hypothetical starting price, downside threshold price and ending prices indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting price or downside threshold price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price and downside threshold price will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For historical data regarding the actual stock closing price of the Underlying Stock, see the historical information provided herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending price is greater than or equal to the starting price, the maturity payment amount is equal to the face amount of your securities at maturity:

Hypothetical starting price:	$100.00
Hypothetical ending price:	$145.00
Hypothetical downside threshold price:	$60.00

Since the hypothetical ending price is greater than or equal to the downside threshold price, the maturity payment amount would equal the face amount. Although the hypothetical ending price is significantly greater than the hypothetical starting price in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the fixed coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as the final fixed coupon payment.

Example 2. The ending price is less than the starting price but greater than or equal to the downside threshold price and the maturity payment amount is equal to the face amount of your securities at maturity:

Hypothetical starting price:	$100.00
Hypothetical ending price:	$80.00
Hypothetical downside threshold price:	$60.00

Since the hypothetical ending price is less than the starting price, but not by more than 40%, you would receive the face amount of your securities at maturity.

In addition to the fixed coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as the final fixed coupon payment.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Example 3. The ending price is less than the downside threshold price and the maturity payment amount is less than the face amount of your securities at maturity:

Hypothetical starting price:	$100.00
Hypothetical ending price:	$45.00
Hypothetical downside threshold price:	$60.00
Performance factor (ending price divided by starting price):	45.00%

Since the hypothetical ending price is less than the starting price by more than 40%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

= $1,000 × performance factor

= $1,000 × 45.00%

= $450.00

In addition to the fixed coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security as well as the final fixed coupon payment.

These examples illustrate that you will not participate in any appreciation of the Underlying Stock, but will be fully exposed to a decrease in the Underlying Stock if the ending price is less than the downside threshold price.

To the extent that the starting price, downside threshold price and ending price differ from the values assumed above, the results indicated above would be different.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

The Underlying Stock

According to publicly available information, Tesla, Inc. (“Tesla”) designs, develops, manufactures and sells fully electric vehicles, and energy generation and storage systems, and also offers maintenance, installation, operation and other services related to its products. Information filed by Tesla with the SEC can be located by reference to its SEC file number: 001-34756, or its CIK Code: 0001318605. Tesla’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “TSLA”.

Historical Information

We obtained the stock closing prices of the Underlying Stock in the graph below from Bloomberg Professional® service (“Bloomberg”), without independent verification.

The following graph sets forth daily stock closing prices of the Underlying Stock for the period from January 1, 2020 to December 10, 2025. The stock closing price on December 10, 2025 was $451.45. The historical performance of the Underlying Stock should not be taken as an indication of the future performance of the Underlying Stock during the term of the securities.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence. The historical performance of the Underlying Stock should not be taken as an indication of its future performance, and no assurance can be given as to the stock closing price of the Underlying Stock on any calculation day or its ending price. We cannot give you assurance that the performance of the Underlying Stock will result in any positive return on your investment.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Considerations” in the accompanying product supplement.

In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

U.S. Federal Income Tax Consequences

You should carefully review the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Subject to certain facts and circumstances to be determined as of the time of the issuance of the securities, the following discussion, when read in combination with that section, constitutes the full opinion of our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson, LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Due to the absence of statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities, no assurance can be given that the Internal Revenue Service (“IRS”) or a court will agree with the tax treatment described herein. Pursuant to the terms of the securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “debt component”); and (2) a put option contract in respect of the Underlying Stock (the “put option component”). In accordance with this treatment, you agree to treat each coupon as consisting of (1) interest on the debt component and (2) put option premium on the put option component as follows:

Per Annum Coupon Rate	Interest on Debt Component	Put Option Component
At least 15.25% per annum	[•]%	[•]%

We intend to treat the debt component as having a term of one year or less, so that amounts treated as interest on the debt component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest in income upon receipt of such interest.

Put option premium payments in respect of the put option component would generally not be taxed until a sale, automatic call or maturity of the securities. At maturity, such payments would be taxed as a short-term capital gain.

If the securities are automatically called prior to the stated maturity date or if you receive on the stated maturity date an amount in cash equal to the principal amount (other than any cash interest payment in respect of the debt component, which would be includable in income by you in the manner described above), you generally should not recognize gain or loss with respect to the debt component, and you generally should recognize the total put option premium received as short-term capital gain on the call payment date or the maturity date, as applicable.

Upon the taxable disposition of the securities for cash (including cash settlement for an amount that is less than the principal amount, other than any cash interest payment in respect of the debt component, which would be includible in income by you in the manner described above), you should allocate the cash received between the debt component and the put option component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the debt component in an amount equal to the difference between the amount of the proceeds allocable to the debt component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the debt component (which generally will equal your purchase price for the security). This gain or loss should be capital gain or loss and should generally be short-term capital gain or loss. If the put option component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the put option component plus any previously received put option premium. If the put option component has a negative value on the date of such taxable disposition, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the put option component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the put option component. The amount of the deemed payment will be added to the price allocated to the debt component in determining the gain or loss in respect of the debt component. The deductibility of capital losses by U.S. holders is subject to limitations.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code (as discussed below) and FATCA (as discussed in the accompanying product supplement), you should generally not be subject to U.S. withholding tax with respect to payments on your securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your securities if you comply with certain certification and identification requirements as to your non-U.S. status by providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Market Linked Securities—Auto-Callable with Fixed Coupon and Contingent Downside Principal at Risk Securities Linked to the common stock of Tesla, Inc. due December 30, 2026

Section 897. We will not attempt to ascertain whether the Underlying Stock Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the securities should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the Underlying Stock Issuer and/or the securities were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the security to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the securities as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the securities are not “delta-one” with respect to the Underlying Stock, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.